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                                                                    EXHIBIT 10.4

                         [iMapData.com, Inc. Letterhead]



                                October 31, 2002



PERSONAL AND CONFIDENTIAL

Brand Partners Group, Inc.
Mr. Edward Stolarski, CEO
BrandPartners Group, Inc.
777 Third Avenue
30th Floor
New York, NY  10017

         Re:      Bank Account of iMapData.com, Inc.

Gentlemen:

         As you may be aware, iMapData.com, Inc. (the "Corporation") has approximately $492,000 being held in one or more deposit accounts located at HSBC (Turtle Bay Office), 777 3rd Avenue, New York, New York 10017; including account numbers 013-61055-4 and 013-80135-0 (collectively, the "Bank Account") and, as of the date hereof, the signatories on the Bank Account include Edward
T. Stolarski, William Lilley and Laurence deFranco.

         The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation to use $450,000 of the funds being held in the Bank Account to fund $450,000 of the redemption price payable at the closing of the redemption of the shares of the Corporation owned by BrandPartners Group, Inc. ("BPG"). Further, the Board of Directors has determined that it is in the best interests of the Corporation to move the remaining funds in the Bank Account (after reduction for the $450,000 to be used to fund the redemption) to a bank located in Virginia and to have the Chief Executive Officer and President of the Corporation as the sole signatories thereon.

         By signing below, BPG hereby approves the transactions set forth above and hereby acknowledges and agrees (i) to waive forever and for all purposes and all respects any and all rights BPG may have under Section 5.9 of that certain Stock Purchase Agreement, dated as of February 12, 2001, among the Corporation, BG Media Intermediate Fund, L.P. and 1404467 Ontario Limited (the "Stock Purchase Agreement"), (ii) that it shall no longer have any approval rights under Section 5.9 of the Stock Purchase Agreement in respect of any actions taken by the Corporation after the date hereof and (iii) that none of BPG or its officers, directors, employees, agents or other

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representatives shall have any rights with respect to any Bank Account or any of the monies deposited therein.

         If the foregoing accurately describes your present understanding concerning, and approval of, the above subject matter, please sign in the space provided below and return it to the undersigned at your earliest possible convenience.

                                        Sincerely,

                                        IMAPDATA.COM, INC.



                                        By: /s/ William Lilley, III
                                           -------------------------------
                                                William Lilley, III, Chief
                                                Executive Officer

Agreed to and accepted this 31st day of
October, 2002.

BRAND PARTNERS GROUP, INC.

By: /s/ Edward T. Stolarski
    ----------------------------------------
Name:   Edward T. Stolarski
Title:  Chairman and Chief Executive Officer



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